EXHIBIT 4.2

                   Agreement to Furnish Copies of Instruments
                         With Respect to Long Term Debt
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         The Company has entered into certain agreements with respect to long-term indebtedness which do not exceed ten percent of the total assets of the Company and its subsidiaries on a consolidated basis. The Company hereby agrees to furnish a copy of such agreements to the Commission upon request of the Commission.

                                              OAKWOOD HOMES CORPORATION



                                              By:   /s/ Suzanne H. Wood
                                                   -----------------------------
                                                   Suzanne H. Wood
                                                   Executive Vice President and
                                                   Chief Financial Officer